Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this amendment to the Registration Statement of Fly-E Group, Inc. on Form S-1/A (File No. 333-276830) of our report dated August 11, 2023, except for Note 8, as to which the date is April 3, 2024, with respect to our audit of the consolidated balance sheet and related consolidated statements of income, changes in stockholders’ equity and cash flows of Fly-E Group, Inc. as of March 31, 2023 and for the year ended March 31, 2023 appearing in the Prospectus, and as part of this Registration Statement. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum Asia CPAs LLP

New York, New York

April 3, 2024